EXHIBIT 99.1

Oxford: Owner of Tommy Bahama, Lilly Pulitzer and Southern Tide  Announces Fiscal 2019 Third Quarter Results

-- Comparable Sales Increased 6% --
-- GAAP and Adjusted EPS of $0.10 at Top of Guidance Ranges --
-- Narrows Full-Year GAAP EPS Guidance Range to $4.15 - $4.30 and Full-Year Adjusted EPS to $4.25 - $4.40 --

ATLANTA, Dec. 11, 2019 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2019 third quarter ended November 2, 2019. Consolidated net sales in the third quarter of fiscal 2019 grew to $241.2 million compared to $233.7 million in the third quarter of fiscal 2018. Earnings on a GAAP basis were $0.10 per share in the third quarter of fiscal 2019 compared to earnings of $0.11 per share in the same period of the prior year. On an adjusted basis, earnings were $0.10 per share in the third quarter of fiscal 2019 compared to earnings of $0.14 per share in the third quarter of fiscal 2018.

Thomas C. Chubb III, Chairman and CEO, commented, “We delivered another quarter of solid results highlighted by a 6% comparable sales gain on top of a 7% increase a year ago. The strength of our brands and product offerings, combined with the work we’ve done enhancing our direct to consumer capabilities, fueled our top-line performance. At the same time, our commitment to operational excellence throughout the organization allowed us to achieve third quarter earnings at the high end of our guidance range.”

Mr. Chubb continued, “This is a dynamic time of year as we are in the midst of the holiday selling season. With the remaining holiday shopping days and the all-important resort season still ahead of us, we have the opportunity to do a lot of business in the quarter. That said, our fourth quarter sales to date are tracking a bit behind our previous plan and we have modestly trimmed the top end of our earnings outlook. With our powerful brands and brand messaging, our differentiated product, and the incredible shopping experience delivered both online and in-store by our amazing people, we are confident that we can deliver a solid fourth quarter and continue to build shareholder value over the near and long term.”

Consolidated Operating Results

Consolidated net sales in the third quarter of fiscal 2019 increased 3% to $241.2 million from $233.7 million in the third quarter of fiscal 2018 driven by a comparable sales increase of 6%.

Gross profit in the third quarter increased to $133.0 million compared to $129.3 million in the same period of the prior year. Gross margin in the third quarter of fiscal 2019 was 55.1% compared to 55.3% in the third quarter of fiscal 2018. Adjusted gross profit and margin in both periods were comparable to GAAP values.

In the third quarter of fiscal 2019, SG&A was $134.2 million or 55.6% of net sales compared to $128.7 million and 55.1% in the prior year’s third quarter. On an adjusted basis, SG&A was $134.1 million or 55.6% of net sales compared to $128.1 million and 54.8% in the prior year’s third quarter.

For the third quarter of fiscal 2019, royalties and other operating income increased to $3.8 million compared to $3.1 million in the third quarter of fiscal 2018.

Operating income in the third quarter of fiscal 2019 was $2.6 million compared to operating income of $3.7 million in the same period of the prior year. On an adjusted basis, operating income was $2.7 million compared to $4.2 million in the third quarter of fiscal 2018.

Because of the lower operating results in the third quarter compared to other quarters of the fiscal year, income taxes and the effective tax rate in the third quarter are often more significantly impacted by discrete and other items. The effective tax rate in the third quarter of fiscal 2019 was 34%, which is not indicative of the effective tax rate anticipated for the full year.

Balance Sheet and Liquidity

Inventory increased to $154 million at November 2, 2019 from $138 million at the end of the third quarter of fiscal 2018. This increase was primarily due to additional inventory to support key items at Tommy Bahama, anticipated sales growth, and new retail stores and Marlin Bars.

As of November 2, 2019, the Company had no borrowings outstanding under its $325 million credit agreement compared to $32 million at the end of the third quarter of fiscal 2018. The Company had $22 million in cash at the end of the quarter compared to $7 million in the prior year. These changes were attributable to strong cash flow from operations.

Outlook for Fiscal Year 2019 and Fourth Quarter

For the full year fiscal 2019, ending on February 1, 2020, the Company has narrowed its earnings guidance ranges and now expects GAAP earnings per share to be between $4.15 and $4.30. Adjusted earnings per share are expected to be between $4.25 and $4.40. This compares to fiscal 2018 earnings on a GAAP basis of $3.94 per share and, on an adjusted basis, $4.32 per share. The Company expects net sales to grow to between $1.125 billion to $1.135 billion as compared to fiscal 2018 net sales of $1.107 billion.

For the fourth quarter of fiscal 2019, the Company expects net sales in a range from $300 million to $310 million compared to net sales of $298.5 million in the fourth quarter of fiscal 2018. Earnings per share on a GAAP basis are expected to be in a range of $1.00 to $1.15 in the fourth quarter. On an adjusted basis, earnings per share for the fourth quarter of fiscal 2019 are expected to be in a range of $1.01 to $1.16. This compares with fourth quarter fiscal 2018 GAAP earnings per share of $0.99 and adjusted earnings per share of $1.08.

The Company’s effective tax rate for fiscal 2019 is expected to be approximately 26%.

Capital expenditures in fiscal 2019, including $27 million in the first nine months of fiscal 2019, are expected to be approximately $40 million, primarily consisting of investments in information technology initiatives, new retail stores and Marlin Bars, and investments to remodel existing retail stores and restaurants.

Dividend

The Company also announced that its Board of Directors has approved a cash dividend of $0.37 per share payable on January 31, 2020 to shareholders of record as of the close of business on January 17, 2020. The Company has paid dividends every quarter since it became publicly owned in 1960.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through December 25, 2019 by dialing (412) 317-6671 access code 13696756.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer® and Southern Tide® lifestyle brands, as well as other owned brands. Oxford also produces certain licensed and private label apparel products. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Basis of Presentation

All financial results and outlook information included in this release, unless otherwise noted, are from continuing operations and all per share amounts are on a diluted basis. Effective February 3, 2019, the Company adopted the new lease accounting guidance, which resulted in a significant increase in its reported assets and liabilities. The adoption of the new lease accounting guidance did not have a material impact on the Company’s consolidated statements of operations or consolidated statements of cash flows.

Comparable Sales

The Company’s disclosures about comparable sales include sales from its full-price retail stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP). To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods. These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others. Management uses these non-GAAP financial measures in making financial, operational and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others. Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release. These reconciliations present adjusted operating results information for certain historical and future periods.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, demand for our products, which may be impacted by competitive conditions and/or evolving consumer shopping patterns; macroeconomic factors that may impact consumer spending for apparel and related products; costs of products as well as the raw materials used in those products; expected pricing levels; costs of labor; the timing of shipments requested by our wholesale customers; changes, and the impact on our business operations of such changes, in international, federal or state tax, trade and other laws and regulations, including the imposition of additional duties, tariffs, taxes or other charges or barriers to trade resulting from ongoing trade developments with China and our ability to implement mitigating sourcing strategies; weather; retention of and disciplined execution by key management; the timing and cost of store and restaurant openings and remodels as well as other capital expenditures; acquisition and disposition activities, including our ability to timely recognize expected synergies from acquisitions; expected outcomes of pending or potential litigation and regulatory actions; the impact of any restructuring initiatives we may undertake in one or more of our business lines; access to capital and/or credit markets; changes in accounting standards and related guidance; and factors that could affect our consolidated effective tax rate. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended February 2, 2019 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
E-mail:	InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	November 2,	November 3,
	2019	2018
ASSETS
Current Assets
Cash and cash equivalents	$21,568	$7,413
Receivables, net	64,593	69,400
Inventories, net	154,229	138,150
Prepaid expenses and other current assets	28,438	36,937
Total Current Assets	$268,828	$251,900
Property and equipment, net	190,537	194,228
Intangible assets, net	175,298	176,735
Goodwill	66,594	66,618
Operating lease assets	287,977	—
Other non-current assets, net	23,850	23,272
Total Assets	$1,013,084	$712,753

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$60,708	$64,429
Accrued compensation	21,560	25,426
Current operating lease liabilities	49,901	—
Other accrued expenses and liabilities	31,949	34,984
Total Current Liabilities	$164,118	$124,839
Long-term debt	—	32,211
Non-current operating lease liabilities	293,775	—
Other non-current liabilities	17,365	73,434
Deferred taxes	21,010	16,922
Commitments and contingencies	—	—
Shareholders’ Equity
Common stock, $1.00 par value per share	17,040	16,956
Additional paid-in capital	147,448	140,876
Retained earnings	357,768	312,604
Accumulated other comprehensive loss	(5,440)	(5,089)
Total Shareholders’ Equity	$516,816	$465,347
Total Liabilities and Shareholders’ Equity	$1,013,084	$712,753

Oxford Industries, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	Third Quarter		First Nine Months
	Fiscal 2019	Fiscal 2018	Fiscal 2019	Fiscal 2018
Net sales	$241,221	$233,662	$825,194	$808,931
Cost of goods sold	108,241	104,383	346,620	336,209
Gross profit	$132,980	$129,279	$478,574	$472,722
SG&A	134,231	128,687	417,448	414,747
Royalties and other operating income	3,845	3,113	11,469	10,616
Operating income	$2,594	$3,705	$72,595	$68,591
Interest expense, net	81	489	1,171	1,872
Earnings before income taxes	$2,513	$3,216	$71,424	$66,719
Income taxes	845	1,355	18,263	17,107
Net earnings	$1,668	$1,861	$53,161	$49,612

Net earnings per share:
Basic	$0.10	$0.11	$3.17	$2.98
Diluted	$0.10	$0.11	$3.15	$2.95
Weighted average shares outstanding:
Basic	16,773	16,694	16,748	16,672
Diluted	16,934	16,870	16,896	16,826

Dividends declared per share	$0.37	$0.34	$1.11	$1.02

Oxford Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	First Nine Months
	Fiscal 2019	Fiscal 2018
Cash Flows From Operating Activities:
Net earnings	$53,161	$49,612
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	29,301	29,878
Amortization of intangible assets	878	2,055
Equity compensation expense	5,698	5,510
Amortization of deferred financing costs	298	318
Deferred income taxes	2,370	1,501
Changes in working capital, net of acquisitions and dispositions:
Receivables, net	4,559	(2,286)
Inventories, net	6,203	(14,346)
Prepaid expenses and other current assets	(2,348)	943
Current liabilities	(27,479)	(9,244)
Other balance sheet changes	2,565	677
Cash provided by operating activities	$75,206	$64,618
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	—	(354)
Purchases of property and equipment	(26,877)	(30,914)
Cash used in investing activities	$(26,877)	$(31,268)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(122,241)	(221,750)
Proceeds from revolving credit arrangements	109,248	208,152
Deferred financing costs paid	(952)	—
Proceeds from issuance of common stock	1,307	1,170
Repurchase of equity awards for employee tax withholding liabilities	(2,453)	(2,351)
Cash dividends declared and paid	(18,908)	(17,286)
Other financing activities	(1,033)	—
Cash used in financing activities	$(35,032)	$(32,065)
Net change in cash and cash equivalents	$13,297	$1,285
Effect of foreign currency translation on cash and cash equivalents	(56)	(215)
Cash and cash equivalents at the beginning of year	8,327	6,343
Cash and cash equivalents at the end of the period	$21,568	$7,413
Supplemental disclosure of cash flow information:
Cash paid for interest, net	$1,162	$1,598
Cash paid for income taxes	$13,496	$16,133

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
	Third Quarter			First Nine Months

AS REPORTED	Fiscal 2019	Fiscal 2018	% Change	Fiscal 2019	Fiscal 2018	% Change
Tommy Bahama
Net sales	$127.0	$123.1	3.2%	$480.6	$483.0	(0.5)%
Gross profit	$76.5	$75.7	1.0%	$294.5	$296.0	(0.5)%
Gross margin	60.2%	61.5%		61.3%	61.3%
Operating (loss) income	$(7.7)	$(5.1)	(50.5)%	$30.7	$29.8	3.0%
Operating margin	(6.1)%	(4.2)%		6.4%	6.2%
Lilly Pulitzer
Net sales	$71.7	$68.2	5.1%	$219.8	$208.5	5.4%
Gross profit	$41.0	$38.3	7.0%	$138.3	$132.9	4.0%
Gross margin	57.2%	56.1%		62.9%	63.7%
Operating income	$11.0	$9.6	14.7%	$46.7	$43.8	6.5%
Operating margin	15.3%	14.0%		21.2%	21.0%
Lanier Apparel
Net sales	$29.4	$29.0	1.2%	$76.9	$72.8	5.6%
Gross profit	$8.6	$8.6	0.6%	$22.1	$20.9	5.6%
Gross margin	29.4%	29.5%		28.7%	28.7%
Operating income	$2.0	$2.3	(13.7)%	$3.4	$3.4	(1.8)%
Operating margin	6.6%	7.8%		4.4%	4.7%
Southern Tide
Net sales	$9.1	$9.5	(4.1)%	$35.7	$34.7	2.8%
Gross profit	$4.4	$4.5	(1.8)%	$17.7	$17.3	2.2%
Gross margin	48.3%	47.1%		49.5%	49.8%
Operating income	$0.5	$0.5	6.9%	$4.9	$4.4	10.9%
Operating margin	5.8%	5.2%		13.7%	12.7%
Corporate and Other
Net sales	$4.1	$3.8	7.2%	$12.2	$9.9	22.8%
Gross profit	$2.5	$2.2	15.5%	$6.1	$5.7	7.3%
Operating loss	$(3.1)	$(3.5)	10.0%	$(13.0)	$(12.9)	(1.3)%
Consolidated
Net sales	$241.2	$233.7	3.2%	$825.2	$808.9	2.0%
Gross profit	$133.0	$129.3	2.9%	$478.6	$472.7	1.2%
Gross margin	55.1%	55.3%		58.0%	58.4%
SG&A	$134.2	$128.7	4.3%	$417.4	$414.7	0.7%
SG&A as % of net sales	55.6%	55.1%		50.6%	51.3%
Operating income	$2.6	$3.7	(30.0)%	$72.6	$68.6	5.8%
Operating margin	1.1%	1.6%		8.8%	8.5%
Earnings before income taxes	$2.5	$3.2	(21.9)%	$71.4	$66.7	7.1%
Net earnings	$1.7	$1.9	(10.4)%	$53.2	$49.6	7.2%
Net earnings per diluted share	$0.10	$0.11	(9.1)%	$3.15	$2.95	6.7%
Weighted average shares outstanding - diluted	16.9	16.9	0.4%	16.9	16.8	0.4%

	Third Quarter			First Nine Months
ADJUSTMENTS	Fiscal 2019	Fiscal 2018	% Change	Fiscal 2019	Fiscal 2018	% Change
LIFO adjustments in Corporate and Other(1)	$(0.0)	$(0.1)		$0.8	$0.1
Tommy Bahama Japan inventory markdown charges(2)	$0.0	$0.0		$0.0	$0.5
Inventory step-up charges in Corporate and Other(3)	$0.0	$0.0		$0.0	$0.2
Amortization of Tommy Bahama Canada intangible assets(4)	$0.0	$0.4		$0.0	$1.1
Amortization of Lilly Pulitzer Signature Store intangible assets (5)	$0.1	$0.1		$0.2	$0.3
Amortization of Southern Tide intangible assets(6)	$0.1	$0.1		$0.2	$0.2
Tommy Bahama Japan restructuring SG&A charges(7)	$0.0	$0.0		$0.6	$3.2
Impact of income taxes(8)	$(0.0)	$(0.0)		$(0.4)	$(0.7)
Adjustment to net earnings(9)	$0.1	$0.5		$1.5	$4.9
AS ADJUSTED
Tommy Bahama
Net sales	$127.0	$123.1	3.2%	$480.6	$483.0	(0.5)%
Gross profit	$76.5	$75.7	1.0%	$294.5	$296.4	(0.7)%
Gross margin	60.2%	61.5%		61.3%	61.4%
Operating (loss) income	$(7.7)	$(4.8)	(62.5)%	$31.3	$34.6	(9.6)%
Operating margin	(6.1)%	(3.9)%		6.5%	7.2%
Lilly Pulitzer
Net sales	$71.7	68.2	5.1%	$219.8	$208.5	5.4%
Gross profit	$41.0	38.3	7.0%	$138.3	$132.9	4.0%
Gross margin	57.2%	56.1%		62.9%	63.7%
Operating income	$11.1	9.7	14.5%	$46.9	$44.1	6.4%
Operating margin	15.4%	14.2%		21.3%	21.2%
Lanier Apparel
Net sales	$29.4	$29.0	1.2%	$76.9	$72.8	5.6%
Gross profit	$8.6	$8.6	0.6%	$22.1	$20.9	5.6%
Gross margin	29.4%	29.5%		28.7%	28.7%
Operating income	$2.0	$2.3	(13.7)%	$3.4	$3.4	(1.8)%
Operating margin	6.6%	7.8%		4.4%	4.7%
Southern Tide
Net sales	$9.1	$9.5	(4.1)%	$35.7	$34.7	2.8%
Gross profit	$4.4	$4.5	(1.8)%	$17.7	$17.3	2.2%
Gross margin	48.3%	47.1%		49.5%	49.8%
Operating income	$0.6	$0.6	6.2%	$5.1	$4.6	10.4%
Operating margin	6.6%	5.9%		14.3%	13.3%
Corporate and Other
Net sales	$4.1	$3.8	7.2%	$12.2	$9.9	22.8%
Gross profit	$2.5	$2.1	16.9%	$6.9	$5.9	16.2%
Operating loss	$(3.2)	$(3.5)	10.5%	$(12.2)	$(12.6)	3.0%
Consolidated
Net sales	$241.2	$233.7	3.2%	$825.2	$808.9	2.0%
Gross profit	$132.9	$129.2	2.9%	$479.4	$473.4	1.3%
Gross margin	55.1%	55.3%		58.1%	58.5%
SG&A	$134.1	$128.1	4.6%	$416.4	$409.9	1.6%
SG&A as % of net sales	55.6%	54.8%		50.5%	50.7%
Operating income	$2.7	$4.2	(35.3)%	$74.5	$74.2	0.4%
Operating margin	1.1%	1.8%		9.0%	9.2%
Earnings before income taxes	$2.6	$3.7	(28.9)%	$73.3	$72.3	1.4%
Net earnings	$1.8	$2.3	(24.3)%	$54.7	$54.5	0.3%
Net earnings per diluted share	$0.10	$0.14	(28.6)%	$3.24	$3.24	—%

	Third Quarter			First Nine Months
	Fiscal 2019	Fiscal 2019	Fiscal 2018	Fiscal 2019	Fiscal 2018
	Actual	Guidance(10)	Actual	Actual	Actual
Net earnings per diluted share:
GAAP basis	$0.10	$0.00-0.10	$0.11	$3.15	$2.95
LIFO adjustments(11)	0.00	0.00	0.00	0.04	0.00
Inventory step-up charges(12)	0.00	0.00	0.00	0.00	0.01
Amortization of recently acquired intangible assets(13)	0.01	0.01	0.03	0.02	0.09
Tommy Bahama Japan restructuring charges(14)	0.00	0.00	0.00	0.03	0.19
As adjusted(9)	$0.10	$0.01-0.11	$0.14	$3.24	$3.24

	Fourth Quarter	Fourth Quarter
	Fiscal 2019	Fiscal 2018	Fiscal 2019	Fiscal 2018
	Guidance(16)	Actual	Guidance(16)	Actual
Net earnings per diluted share:
GAAP basis	$1.00-1.15	$0.99	$4.15-4.30	$3.94
LIFO adjustments(11)	0.00	0.03	0.04	0.03
Inventory step-up charges(12)	0.00	0.00	0.00	0.01
Amortization of recently acquired intangible assets(13)	0.01	0.02	0.03	0.11
Tommy Bahama Japan restructuring charges(14)	0.00	0.00	0.03	0.19
Change in fair value of contingent consideration(15)	0.00	0.04	0.00	0.04
As adjusted(9)	$1.01-1.16	$1.08	$4.25-4.40	$4.32

(1) LIFO adjustments in Corporate and Other represent the impact on cost of goods sold resulting from LIFO accounting adjustments.
(2) Tommy Bahama Japan inventory markdown charges represent the inventory markdown impact on cost of goods sold resulting from the closure of the Tommy Bahama Ginza flagship retail-restaurant location. These charges are included in cost of goods sold in Tommy Bahama.
(3) Inventory step-up charges in Corporate and Other represent the impact of purchase accounting adjustments resulting from the step-up of inventory at acquisition related to the acquisition of TBBC. These charges are included in cost of goods sold.
(4) Amortization of Tommy Bahama Canada intangible assets represents the amortization related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. These charges are included in SG&A in Tommy Bahama.
(5) Amortization of Lilly Pulitzer Signature Store intangible assets represents the amortization related to the intangible assets acquired as part of Lilly Pulitzer's acquisition of certain Lilly Pulitzer Signature Stores. These charges are included in SG&A in Lilly Pulitzer.
(6) Amortization of Southern Tide intangible assets represents the amortization related to the intangible assets acquired as part of the Southern Tide acquisition. These charges are included in SG&A in Southern Tide.
(7) Tommy Bahama Japan SG&A restructuring charges represent the impact of the closure of the Tommy Bahama Ginza flagship retail-restaurant location and related restructure and downsizing of the Tommy Bahama retail business in Japan, consisting of lease termination fees, premises reinstatement, severance and non-cash asset impairment charges. These charges are included in SG&A in Tommy Bahama.
(8) Impact of income taxes represents the estimated tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.
(9) Amounts in columns may not add due to rounding.
(10) Guidance as issued on September 11, 2019.
(11) LIFO adjustments represent the impact, net of income taxes, on net earnings per diluted share resulting from LIFO accounting adjustments. No estimate for LIFO accounting adjustments are reflected in the guidance for any future periods.
(12) Inventory step-up charges represent the impact, net of income taxes, on net earnings per diluted share resulting from inventory step-up charges resulting from inventory step-up charges related to the acquisition of TBBC.
(13) Amortization of recently acquired intangible assets represents the impact, net of income taxes, on net earnings per diluted share resulting from the amortization of intangible assets acquired as part of the Tommy Bahama Canada, Lilly Pulitzer Signature Store and Southern Tide acquisitions.
(14) Tommy Bahama Japan restructuring charges represent the impact, net of income taxes, on net earnings per diluted share resulting from the charges related to the Tommy Bahama Japan restructure and downsizing.
(15) Change in fair value of contingent consideration represents the impact, net of income taxes, on net earnings per diluted share relating to the change in the fair value of contingent consideration related to the TBBC acquisition.
(16) Guidance as issued on December 11, 2019.

Comparable Sales Change
The Company's disclosures for comparable sales include sales from its full-price retail stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Because Fiscal 2017 was a 53-week period, comparable sales for Fiscal 2018 are calculated on a calendar-adjusted, rather than fiscal, basis by comparing the Fiscal 2018 period to the comparable calendar period in the preceding year and the Fourth Quarter of Fiscal 2018 is on a 13 week to 13 week calendar-adjusted basis. Additionally, comparable sales for Fiscal 2017 and the Fourth Quarter of Fiscal 2017 are calculated on a 53 week to 53 week and 14 week to 14 week basis, respectively.
	Q1	Q2	Q3	Q4	Full Year
Oxford Total
Fiscal 2019	2%	3%	6%	—%	—%
Fiscal 2018	1%	7%	7%	2%	4%
Fiscal 2017	2%	1%	4%	6%	3%
Tommy Bahama
Fiscal 2019	2%	3%	6%	—%	—%
Fiscal 2018	(1)%	8%	5%	2%	3%
Fiscal 2017	5%	4%	5%	6%	5%
Lilly Pulitzer
Fiscal 2019	1%	1%	6%	—%	—%
Fiscal 2018	7%	6%	15%	3%	7%
Fiscal 2017	(7)%	(6)%	(1)%	6%	(3)%

Location Count
	Beginning of Year	End of Q1	End of Q2	End of Q3	End of Q4
Fiscal 2019
Tommy Bahama
Full-price retail store	113	113	113	111	—
Retail-restaurant	17	17	17	17	—
Outlet	37	37	37	37	—
Total Tommy Bahama	167	167	167	165	—
Lilly Pulitzer	62	63	63	63	—
Oxford Total	229	230	230	228	—
Fiscal 2018
Tommy Bahama
Full-price retail store	110	111	111	113	113
Retail-restaurant	18	18	18	17	17
Outlet	38	38	38	38	37
Total Tommy Bahama	166	167	167	168	167
Lilly Pulitzer	57	59	60	60	62
Oxford Total	223	226	227	228	229